                                   [TJX LOGO]

                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701

                                                                  April 27, 2001

Dear Stockholder:

     We cordially invite you to attend our 2001 Annual Meeting on Tuesday, June 5, 2001, at 11:00 a.m. at FleetBoston, 100 Federal Street, Boston, Massachusetts.

     The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and complete, sign and return your proxy promptly in the enclosed envelope.

     We hope that you will be able to join us on June 5th.

                                      Sincerely,

/s/ Bernard Cammarata                                /S/ Edmond J. English
          BERNARD CAMMARATA                      EDMOND J. ENGLISH
        Chairman of the Board          President and Chief Executive Officer

                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 5, 2001

                            ------------------------

     The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 5, 2001, at 11:00 a.m. for the following purposes:

     - To elect three Class I directors.

     - To approve changes to the Stock Incentive Plan.

     - To act on a shareholder proposal if presented at the meeting.

     - To transact any other business properly brought before the meeting.

     Stockholders of record at the close of business on April 16, 2001 are entitled to notice of and to vote at the Annual Meeting.

                                               By Order of the Board of
                                               Directors

                                                        JAY H. MELTZER
                                                           Secretary

Framingham, Massachusetts
April 27, 2001

     PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 2001
                                PROXY STATEMENT

                            ------------------------

     The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2001 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

     - A plurality of the votes properly cast for the election of directors is required to elect the nominated directors.

     - The affirmative majority of the votes properly cast is required for approval of Proposal 2 or 3.

     If you sign and return your proxy, the shares represented by your proxy will be voted in accordance with your directions. If you do not indicate specific choices, your proxy will be voted for the election of the three director nominees, for Proposal 2 and against Proposal 3. If a proxy or ballot reflects a broker non-vote with respect to Proposal 3 (meaning shares held by brokers or nominees as to which instructions have not been received from the beneficial owners) or if a stockholder abstains or withholds authority to vote on a matter, the shares will not be counted as having been voted on that proposal but will be counted as in attendance at the meeting for purposes of a quorum.

     You may revoke your proxy at any time before it is voted. You can revoke your proxy by:

     - returning another signed proxy to TJX bearing a later date;

     - delivering a written revocation to the Secretary of TJX; or

     - attending the meeting and voting the shares represented by the proxy in person.

     You are entitled to receive notice of and to vote at the meeting if you are a stockholder of record at the close of business on April 16, 2001. Each share of common stock outstanding on the record date is entitled to one vote. There were 278,380,012 shares of common stock outstanding and entitled to vote as of the close of business on April 16, 2001.

     This proxy statement, the enclosed proxy and the annual report for our fiscal year ended January 27, 2001 are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at ten. The Board of Directors is classified into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class I directors for a term of three years expiring at the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or a lesser number of directors designated by the Board of Directors, unless otherwise instructed. We do not anticipate that any of the nominees will become unavailable. Arthur F. Loewy, who has been a director of TJX since 1989, is retiring from the Board effective June 5, 2001. John M. Nelson, who has been a director since 1993 and served as TJX's Chairman of the Board from 1995 to 1999, is retiring from the Board at the end of his term of office which expires at the Annual Meeting. Mr. Crittenden and Ms. Deegan were elected Directors by the Board. The nominees as Class I directors, and the incumbent Class II and Class III directors, are as follows:

               NOMINEES AS CLASS I DIRECTORS -- TERMS EXPIRE 2004

GARY L. CRITTENDEN, 47.
Director since 2000.
Member of the Finance Committee.

     Mr. Crittenden has been Executive Vice President and Chief Financial Officer of American Express Company, a financial services company, since June 2000. Mr. Crittenden was Senior Vice President and Chief Financial Officer of Monsanto Company, a life sciences company, from 1998 to April 2000. He had been employed by Sears Roebuck & Co., a retail chain, as Executive Vice President and Chief Financial Officer, 1998; President, Hardware Stores Division, 1996-1998; and Executive Vice President, Strategy and Business Development, 1996. From 1994 to 1996, he was the Executive Vice President and Chief Financial Officer of Melville Corp. Mr. Crittenden is a director of Ryerson Tull, Inc. and Wilsons The Leather Experts Inc.

EDMOND J. ENGLISH, 48.
Director since 1999.
Member of the Executive and Finance Committees.

     Mr. English has been Chief Executive Officer of TJX since April 2000 and has been TJX's President since 1999. Mr. English has been employed by TJX since 1983. He was Chairman of The Marmaxx Group from April 2000 to January 2001, Chief Operating Officer of TJX from 1999 to April 2000, Senior Vice President and Group Executive from 1998 to 1999, Executive Vice President, Merchandising, Planning and Allocation of The Marmaxx Group from 1997 to 1998, Senior Vice President, Merchandising from 1995 to 1997, and held various merchandising positions with TJX from 1983 to 1995.

RICHARD G. LESSER, 66.
Director since 1995.

     Mr. Lesser has been Executive Vice President of TJX since 1991 and Chairman of The Marmaxx Group since January 2001. Mr. Lesser has been employed by TJX since 1981. He was President of The Marmaxx Group from 1995 to January 2001, Chief Operating Officer of TJX from 1994 to 1999, Senior Vice President of TJX from 1989 to 1991, President of the T.J. Maxx Division from 1986 to 1994, and held various merchandising positions with TJX from 1981 to 1986. Mr. Lesser is a director of Reebok International Ltd., A.C. Moore Arts & Crafts, Inc. and Dollar Tree Stores, Inc.

                    CLASS II DIRECTORS -- TERMS EXPIRE 2002

GAIL DEEGAN, 54.
Director since February 2001.
Member of the Audit and Finance Committees.

     Ms. Deegan has been an Executive Vice President and the Chief Financial Officer of Houghton Mifflin Co., a publishing company, since 1996. She was employed by NYNEX (New England), a telecommunications provider, as Vice President, Chief Financial Officer from 1991 to 1995 and Senior Vice President, Regulatory and Government Affairs from 1995 to 1996.

DENNIS F. HIGHTOWER, 59.
Director since 1996.
Member of the Audit and Executive Compensation Committees.

     Mr. Hightower served as Chief Executive Officer of Europe Online Networks, S.A., a broadband interactive entertainment provider, from June 2000 to February 2001. Mr. Hightower was Professor of Management at the Harvard Business School from July 1997 to June 2000 and a Senior Lecturer from July 1996 to July 1997. He was employed by The Walt Disney Company from June 1987 to June 1996 serving as President of Walt Disney Television & Telecommunications from 1995 to 1996, President-Disney Consumer Products (Europe, Middle East and Africa) from 1991 to 1995, and held related executive positions in Europe from 1987 to 1991. He is a director of The Gillette Company, Northwest Airlines, Inc., PanAmSat Corporation and Phillips-Van Heusen Corporation.

JOHN F. O'BRIEN, 58.
Director since 1996.
Chairman of the Finance Committee and member of the Executive and Executive Compensation Committees.

     Mr. O'Brien has been Chief Executive Officer, President and a director of Allmerica Financial Corporation (holding company) since 1995; Chief Executive Officer, President and a director of First Allmerica Financial Life Insurance Company (insurance company) since 1989; Chairman of the Board and director of Allmerica Financial Life Insurance and Annuity Company (insurance company) since 1989; Chairman of the Board and Trustee of Allmerica Investment Trust (investment company) since 1989; and Chairman of the Board and Trustee of Allmerica Securities Trust (investment company) since 1989. Mr. O'Brien is also a director of ABIOMED, Inc. and Cabot Corporation.

WILLOW B. SHIRE, 53.
Director since 1995.
Chairperson of the Committee on Directors and Corporate Governance and member of the Executive Compensation Committee.

     Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994. She was employed by Digital Equipment Corporation from 1976 to 1994, holding various positions including Vice President and Officer, Health Industries Business Unit from 1990 to 1994.

                    CLASS III DIRECTORS -- TERMS EXPIRE 2003

BERNARD CAMMARATA, 61.
Director since 1989.
Chairman of the Board and member of the Executive Committee.

     Mr. Cammarata has been Chairman of the Board of TJX since June 1999 and was Chief Executive Officer from 1989 to April 2000. Mr. Cammarata was President of TJX from 1989 to 1999 and Chairman of TJX's T.J. Maxx Division from 1986 to 1995 and of The Marmaxx Group from 1995 to April 2000. Mr. Cammarata was Executive Vice President of TJX from 1986 to 1989, President, Chief Executive Officer and a director of our former TJX subsidiary from 1987 to 1989, and President of TJX's T.J. Maxx Division from 1976 to 1986.

ROBERT F. SHAPIRO, 66.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Shapiro has been a Partner of Klingenstein Fields & Co., L.L.C., an investment advisory business, since June 1997 and has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., from 1975 to 1987. Mr. Shapiro is a director of The Burnham Fund, Inc. and Genaera Corporation. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 58.
Director since 1990.
Chairman of the Audit Committee and member of the Committee on Directors and Corporate Governance.

     Mr. Wiley has been a principal in, and the Executive Vice President and General Counsel of, PRWT Services, Inc., a technology-oriented products and services firm, since 1996 and is of counsel with the law firm, Schnader Harrison Goldstein & Manello, the successor to the firm where he was a senior partner from 1993 to 1996. Mr. Wiley was a partner at the law firm Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm from 1979 to 1993.

THE BOARD AND ITS COMMITTEES

     The Audit Committee performs the following functions:

     - reviews with management, the internal audit group and the independent auditors TJX's quarterly and annual financial statements including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

     - reviews TJX's system of internal control and accounting practices;

     - oversees the internal and external audit process, including the scope and implementation of the annual audit;

     - reviews matters relating to compliance with our policies, laws and regulations;

     - recommends to the Board the appointment of the independent auditors;

     - evaluates the performance and independence of the independent auditors;
       and

     - reviews other matters as the Board deems appropriate.

The Audit Committee held five meetings during fiscal 2001. The charter of the Audit Committee was approved by the Board of Directors in June 2000 and is included as Exhibit A to this proxy statement.

     The Executive Compensation Committee, or the ECC, reviews salary policies and compensation of officers and other members of management. It also approves compensation plans and compensation of some of our officers and members of senior management. In addition, the ECC administers a number of our incentive plans, including our stock-based plans. The ECC held three meetings during fiscal 2001.

     The Committee on Directors and Corporate Governance, or the Governance Committee, reviews with the Board our practices and policies with respect to directors, including retirement policies and compensation for non-employee directors, the size of the Board, the ratio of employee directors to non-employee directors, the meeting frequency of the Board and the structure of Board meetings. The Governance Committee also performs the following functions:

     - reviews the functions, duties and composition of Board committees and compensation for committee members;

     - insures that the Company maintains policies with respect to significant issues of corporate public responsibility;

     - recommends to the Board processes for evaluating the performance of the Board, the Chairman of the Board and the Chief Executive Officer;

     - insures that management maintains and presents to the Board plans for succession to senior management positions; and

     - recommends qualified candidates to the Board for election as directors.

The Governance Committee will consider nominees for directors who are recommended by stockholders if the recommendation is in writing and is filed with our Secretary on a timely basis. The Governance Committee held six meetings during fiscal 2001.

     The Executive Committee has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board. The Executive Committee held one meeting during fiscal 2001.

     The Finance Committee reviews and makes recommendations to the Board regarding financial matters, including:

     - our financial condition, financing plans, borrowing and investment policies, financial strategies, capital investment criteria, dividend policy and capital structure;

     - tax liabilities and payments;

     - the sale and pricing of our securities;

     - the oversight of our pension and benefit plans;

     - our insurance program; and

     - our foreign exchange policies.

The Finance Committee held three meetings during fiscal 2001.

     The Board of Directors held seven meetings during fiscal 2001. Each director attended at least 75% of all meetings of the Board and committees of which he or she is a member.

AUDIT COMMITTEE REPORT

     We operate in accordance with a written charter adopted by the Board of Directors. We assist the Board in fulfilling its responsibility for oversight of the quality and integrity of TJX's accounting, auditing and financial reporting practices. Our committee is composed solely of members who are independent, as defined by the New York Stock Exchange, and who have no relationship to TJX that may interfere with the exercise of our independence from TJX and its management. Further, all of our members possess financial literacy, and some of our members possess accounting or related financial management expertise.

     The committee met five times during fiscal 2001. In addition, our chairman, acting as our representative, met with TJX's chief financial officer, corporate controller and independent auditors prior to the public release of each of TJX's quarterly earnings announcements in order to discuss the interim financial information contained in the announcement.

     We took numerous actions in order to discharge our oversight responsibility with respect to the audit process. We obtained from the independent auditors a formal written statement describing all relationships between the auditors and TJX that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." We also discussed with the auditors any relationships that may impact their objectivity and independence; and we considered whether the provision of non-audit services was compatible with maintaining the auditors' independence. We were satisfied as to the auditors' independence. We also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of TJX's internal controls and the internal audit function's organization, responsibilities, budget and staffing. We reviewed with both the independent and internal auditors their audit plans, audit scope and identification of audit risks.

     We discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. We also discussed the results of the internal audit examinations both with and without management present.

     We received the following information concerning the fees of the independent auditors for the fiscal year ended January 27, 2001, and have considered whether the provision of these services is compatible with maintaining the independence of the independent auditors:

-    Audit Fees (including review of 10-Qs)......................  $1,056,000
-    Financial Information Systems Design and Implementation              -0-
     Fees........................................................
-    All Other Fees..............................................  $1,856,000

     We reviewed the audited financial statements of TJX as of and for the fiscal year ended January 27, 2001 with management and the independent auditors. Management has the responsibility for the preparation of TJX's financial statements, and the independent auditors have the responsibility for the examination of those statements.

     Based on these reviews and discussions with management and the independent auditors, we recommended to the Board that TJX's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 27, 2001 for filing with the Securities and Exchange Commission. We also recommended the reappointment of the independent auditors; and the Board approved this recommendation.

                                          Audit Committee
                                          Fletcher H. Wiley, Chairman
                                          Gail Deegan
                                          Dennis F. Hightower
                                          Arthur F. Loewy
                                          John M. Nelson, ex-officio

COMPENSATION OF DIRECTORS

     Non-employee directors receive an annual retainer of $30,000 (increased from $25,000 paid in fiscal 2001) and fees of $1,250 for Board meetings and $1,000 for committee meetings (other than the Executive Committee). Committee chairs receive an annual fee of $5,000 (increased from $3,500 paid in fiscal
2001). Directors may participate in our General Deferred Compensation Plan.

     Under our deferred stock plan for non-employee directors, referred to as the Deferred Stock Plan, we credit the account of each director who is not a current or former employee of TJX with deferred shares representing $10,000 of common stock each year. We will distribute common stock for the deferred shares when the director leaves the Board.

     Our 1993 Stock Option Plan for Non-Employee Directors provides annual grants to each director who is not a current or former employee of TJX of options to purchase 4,000 shares of common stock at fair market value of the common stock on the date of grant. Each option expires after ten years and becomes fully exercisable after one year. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, the option will immediately expire. Vested options remain exercisable for varying periods of up to three years following termination of service as a director. In some circumstances, options continue to vest during the exercise period following retirement. Unvested options will become immediately exercisable immediately prior to, and will terminate upon the consummation of various corporate transactions. This plan has been terminated as to future grants subject to the approval of the stockholders of the amendments to TJX's 1986 Stock Incentive Plan under Proposal 2.

BENEFICIAL OWNERSHIP

     The following table shows as of March 30, 2001 the number of shares of TJX common stock beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table and by all directors, nominees and executive officers as a group.

                                                                             PERCENTAGE OF
                                                             NUMBER OF        OUTSTANDING
NAME                                                         SHARES(1)       COMMON STOCK
----                                                      ----------------   -------------

Bernard Cammarata.......................................     2,026,250(2)         0.7%
Donald G. Campbell......................................       335,999(3)         0.1%
Gary L. Crittenden......................................           500             --
Gail Deegan.............................................         2,000             --
Edmond J. English.......................................       235,763(3)         0.1%
Dennis F. Hightower.....................................        13,800             --
Richard G. Lesser.......................................       210,170            0.1%
Arthur F. Loewy.........................................        32,006(4)          --
Peter Maich.............................................       143,340            0.1%
Carol Meyrowitz.........................................        47,282(3)          --
John M. Nelson..........................................        34,000             --
John F. O'Brien.........................................        22,000             --
Robert F. Shapiro.......................................        64,500(5)          --
Willow B. Shire.........................................        18,000             --
Fletcher H. Wiley.......................................        21,600             --
All Directors, Nominees and Executive Officers as a
  group (17 persons)....................................     3,261,226            1.2%

---------------
(1) Includes shares of common stock which each of the following directors and executive officers had the right to acquire on March 30, 2001 or within sixty (60) days thereafter through the exercise of options: Mr. Cammarata (1,525,000), Mr. Campbell (180,000), Mr. English (99,980), Mr. Hightower
    (8,000), Mr. Lesser (210,170), Mr. Maich (143,340), Ms. Meyrowitz (16,670),
    Mr. Nelson (18,000), Mr. O'Brien (14,000), Mr. Shapiro (10,000), Ms. Shire (16,000), Mr. Wiley (20,000) and all directors, nominees and executive officers as a group (2,298,510). Excludes vested deferred shares payable in shares upon leaving the Board: Mr. Crittenden (494), Mr. Hightower (2,286), Mr. Nelson (4,380), Mr. O'Brien (2,186), Mr. Shapiro (5,703), Ms. Shire (2,524), and Mr. Wiley (5,454).

(2) Includes 132,446 shares owned by a foundation of which Mr. Cammarata is sole trustee.

(3) Includes shares that are subject to forfeiture restrictions: Mr. Campbell (100,000), Mr. English (125,000) and Ms. Meyrowitz (30,612).

(4) Includes 542 shares owned by a foundation of which Mr. Loewy is a Trustee and excludes 3,064 shares owned by Mr. Loewy's wife as to which Mr. Loewy disclaims beneficial ownership.

(5) Includes 6,000 shares of common stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board.

     As of March 30, 2001, based on information filed with the Securities and Exchange Commission, the persons known to us to beneficially own five percent or more of our outstanding voting stock are as follows:

                                                                          PERCENTAGE OF
                                                            NUMBER OF         CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                          SHARES       OUTSTANDING
------------------------------------                       ------------   -------------

FMR Corp.................................................  20,706,628(1)       7.4%
Edward C. Johnson 3d
Abigail P. Johnson
82 Devonshire Street
Boston, MA 02109

Ruane, Cuniff & Co., Inc.................................  21,185,973(2)       7.6%
767 Fifth Avenue
New York, NY 10153-4798

Vanguard Windsor Funds - Vanguard Windsor Fund...........  19,511,200(3)       7.0%
Post Office Box 2600
Valley Forge, PA 19482-2600

Wellington Management Company, LLP.......................  18,658,200(4)       6.7%
75 State Street
Boston, MA 02109

---------------
(1) Reflects (directly or indirectly) sole dispositive power over all shares, sole voting power over 458,982 shares and no shared voting power, and shares held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, and other investment companies and institutional accounts managed by subsidiaries of FMR Corp. The family of Edward C. Johnson 3d, including Mr. Johnson and Abigail P. Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.

(2) Reflects sole voting power with respect to 12,893,575 shares, no shared voting power, sole dispositive power with respect to 13,292,173 shares and shared dispositive power with respect to 7,893,800 shares.

(3) Reflects sole voting power and shared dispositive power with respect to all shares.

(4) Reflects no sole voting power, shared voting power with respect to 30,100 shares and shared dispositive power with respect to all shares.

                                   PROPOSAL 2

                    INCREASED SHARE AUTHORIZATION AND OTHER
                       AMENDMENTS TO STOCK INCENTIVE PLAN

     The Board of Directors believes that equity incentives are important in motivating key associate performance. We have used stock options and other stock-based awards as part of our overall compensation programs for many years. The Board of Directors believes that this contributes to our success by aligning the interests of our key associates with those of stockholders.

PROPOSED AMENDMENTS TO TJX'S STOCK INCENTIVE PLAN

     On April 11, 2001 the Board of Directors amended and restated the 1986 Stock Incentive Plan, renaming it the Stock Incentive Plan, which we refer to as the Incentive Plan. The following changes to the Incentive Plan are subject to stockholder approval:

     - an increase of 12,500,000 shares in the number of shares authorized to be delivered under awards;

     - an expansion of eligibility to permit non-employee directors to be granted awards under the Incentive Plan instead of options under our separate director plan, which will be terminated;

     - a change to require stockholder approval of any amendment that would result in a reduction in the exercise price of an option or jeopardize the qualification of an award intended to qualify as an incentive stock option or as exempt performance based compensation under Section 162(m) of the Internal Revenue Code, or Code.

     As of April 11, 2001, 13,065,529 shares of common stock were subject to outstanding grants and 8,707,871 shares remained available for future grants under the Incentive Plan. The addition of 12,500,000 shares to the Incentive Plan will provide a sufficient number of shares to enable TJX to continue to make awards for several years. The Board recognizes that option grants and other equity incentives, while important to motivate key associates and remain competitive, also represent potential dilution. Our stock repurchase programs mitigate the effects of dilution. We completed our $750 million share repurchase program in 2000 and authorized a new $1 billion share repurchase program. During the three years ended January 27, 2001, we repurchased $1,386,406,655 of TJX stock, retiring 61,443,300 shares. On April 11, 2001, the closing price of TJX's common stock on the New York Stock Exchange Composite Transactions tape was $29.40.

     We may not be able to continue to grant stock-based awards at competitive levels if the stockholders do not approve this proposal. This would have a negative affect on our ability to hire and retain highly qualified individuals, including directors.

SUMMARY OF THE INCENTIVE PLAN

     The following is a summary of the Incentive Plan.

     The Incentive Plan permits the granting of a variety of stock and stock-based awards. The Incentive Plan is presently administered by the Executive Compensation Committee of the Board of Directors. Only common stock may be issued under the Incentive Plan.

     Full-time or part-time officers and other key employees of TJX or its subsidiaries who are responsible for or contribute to TJX's management, growth or profitability and who are selected by the ECC are eligible to participate in the Incentive Plan. Subject to stockholder approval, the Incentive Plan has also been amended to extend eligibility for awards to non-employee directors of TJX, including directors who are former employees of TJX. As of April 11, 2001, approximately 3,400 persons were eligible to receive awards under the Incentive Plan. Persons who are not employees of TJX or a subsidiary are not eligible to receive grants of incentive options. The Incentive Plan generally limits the terms of awards to 10 years and prohibits the granting of awards after April 8, 2007. The total number of shares issuable under the Incentive Plan is not reduced by awards and shares which are forfeited, reacquired by TJX or satisfied by a cash payment or otherwise without any common stock being issued.

     Stock Options. The ECC may grant incentive options, which are non-transferable stock options that qualify as incentive stock options under the Code, and non-statutory options, which are stock options that do not qualify as incentive stock options. Non-statutory options are non-transferable except as provided by the ECC. The ECC may provide that upon exercise of an option the participant will receive shares free from restrictions or instead will receive shares subject to restrictions or shares deliverable on a deferred basis, as described below. The ECC determines the exercise price of each option, but the exercise price may not be less than 100% of the fair market value of TJX's common stock on the date of the grant of the option.

     The ECC determines the term of each option, which may not exceed 10 years from the date of grant (10 years and one day in the case of non-statutory options), and the time or times each option may be exercised. The ECC may accelerate the exercisability of options at any time. Options that were exercisable at the time a person's employment is terminated due to normal retirement, disability or death may be exercised for an extended period of up to five years, unless the option expires earlier pursuant to its terms. If a person's employment is terminated due to retirement at or after age 60 and the person was employed with TJX for at least 20 years, or at or after age 65 if the person was employed by TJX for at least ten years, his or her options will continue to vest and become exercisable over a period of three years on the same basis as if the person to whom the option was granted had not retired and will remain exercisable for an extended period, unless the option terminates on an earlier date pursuant to its terms. If death occurs in the last year of the post-retirement or post-disability exercise period, in general, the exercise period will be extended to one year following death. If a person's employment is terminated for any reason other than retirement, disability or death, his or her options that were exercisable at the time employment terminated may be exercised for three months following termination (or such longer period of up to three years as the ECC determines at or after the grant date), unless the option terminates on an earlier date pursuant to its terms. If a person's employment is terminated for cause, his or her options cease to be exercisable.

     The Incentive Plan has been amended to provide, subject to stockholder approval, that except as the Board of Directors may otherwise determine, non-employee directors will be awarded annual grants of non-statutory options that will vest, in general, one year after the date of grant. To the extent that these options are exercisable when a director leaves the Board of Directors, they will remain exercisable for five years or until the stated term of the option, if earlier. If the director dies, however, holding an option within the last year of the five-year post-retirement period, the exercise period generally will be extended to one year following the director's death.

     Holders of options granted under the Incentive Plan may pay the exercise price by certified or bank check or other instrument that the ECC has decided is an acceptable method of payment, or by cashless exercise through a broker. In addition, the ECC may permit holders of options granted under the Incentive Plan to pay the exercise price by delivering shares of unrestricted common stock, valued at their fair market value on the exercise date at an amount equal to the exercise price of the option.

     No Option Repricing. Under the Incentive Plan, the exercise price of stock options may not be reduced without stockholder approval.

     Individual Limit on Option Awards. The Incentive Plan limits the number of shares subject to options that can be granted to any participant during any three-year period to 4,000,000 shares.

     Other Stock-Based Awards. The ECC may award restricted stock under the Incentive Plan, which are non-transferable shares of common stock subject to restrictions. Although the ECC determines vesting schedules, the Incentive Plan requires that restricted stock grants vest over at least three years. Some restricted stock awards, however, may vest in less than three years, including grants of performance shares (but not in less than one year), shares vesting in equal annual installments over three years and additional shares (taking into account any such shares granted after September 8, 1993) not exceeding 800,000 shares in the aggregate. The ECC may waive any restrictions on restricted stock at any time. Except as provided in the award, if the employment of a participant holding shares of restricted stock is terminated for any reason (including death) prior to the lapse or waiver of the restrictions on his or her restricted stock, we may repurchase the shares for the price paid for the shares, if any, or require the participant to forfeit the shares.

     The ECC may also grant unrestricted stock, stock deliverable on a deferred basis, and other awards of, or based on, common stock, subject to such terms and conditions as the ECC may determine. A recipient of any of these awards, including a restricted stock award, will have the rights of a shareholder only as to shares (including restricted shares) actually delivered under the award.

     Performance Awards. The ECC may grant non-transferable performance awards consisting of cash or shares of TJX's common stock or a combination. The ECC determines the conditions to which the performance awards are subject, such as the achievement of specified performance goals over a fixed period of time. The ECC may grant performance awards by themselves or in connection with stock options or other awards under the Incentive Plan. No more than 6,300,000 shares may be issued under restricted stock or performance awards after June 3, 1997.

     Under the Incentive Plan, the ECC may not grant performance awards to any participant during any three-year period of more than 4,000,000 shares of common stock. The Incentive Plan also requires that awards intended to qualify for the
Section 162(m) exemption be based on attainment of performance goals established by the ECC, which must be based on any one or more of the following performance criteria:

     - sales, revenues, assets, or expenses;

     - earnings, income or margins, before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations and aggregate or per share basis;

     - return on investment, capital, assets, sales or revenues; and

     - stock price.

     Dividends and Deferrals. The ECC may require or permit the immediate payment or the waiver, deferral or investment of dividends paid on awards under the Incentive Plan and amounts equal to dividends which would have been paid if shares subject to an award had been outstanding, and may permit participants to make elections to defer the receipt of benefits under the Incentive Plan. The ECC may also provide for the accrual of interest or dividends on amounts deferred under the Incentive Plan on such terms as the ECC may determine.

     Adjustments. The ECC is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events and extraordinary dividends, distributions or restructurings. In the event of a merger, liquidation or similar event, the ECC in its discretion may provide for substitution or adjustments or may accelerate or, upon payment or other consideration for the vested portion of any awards as the ECC deems equitable in the circumstances, terminate such awards (subject to the provisions described under "Change of Control" below).

     Amendment and Termination. The Board of Directors may at any time amend or discontinue the Incentive Plan, and the ECC may at any time amend or cancel awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under outstanding awards without the holder's consent. The Incentive Plan currently requires stockholder approval for amendments that would reduce the exercise price of previously granted options or that would cause the Incentive Plan to fail to satisfy any incentive stock option rules or any stockholder approval requirements under Rule 16b-3 under the Exchange Act. The Incentive Plan has been amended, subject to stockholder approval, to require stockholder approval for amendments that would result in a reduction in the exercise price of options or that would jeopardize the qualification of an award intended to qualify (and to continue to qualify) as an incentive stock option or as exempt performance based compensation under Section 162(m) of the Code.

     Change of Control. The Incentive Plan provides that, in the event of a change of control of TJX, unless otherwise expressly provided at the time of grant, all stock options will become immediately exercisable and restrictions and conditions on other awards, including conditions on the vesting of shares and the exchange or conversion of securities for common stock, will automatically be deemed satisfied. In addition, at any time prior to or after a change of control, the ECC may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.

FEDERAL TAX EFFECTS

     The following is a summary of some of the federal income tax consequences of the issuance and receipt of options under the Incentive Plan under current federal tax laws.

     Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an incentive option. However, the exercise of an incentive option may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an incentive option within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to TJX) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which TJX is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which TJX is not entitled to a deduction.

     Non-Statutory Options. In general, in the case of a non-statutory option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to TJX. Upon a subsequent sale or exchange of the shares, gain or loss is treated as capital gain or loss for which TJX is not entitled to a deduction.

     In general, an incentive option that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-statutory option. Incentive options are also treated as non-statutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

     In general, Section 162(m) of the Code limits to $1,000,000 the deduction a public corporation may claim for compensation paid in any year to any of TJX's chief executive officer and up to four of its other most highly paid executive officers. Performance-based compensation, including compensation resulting from nondiscounted stock options, may qualify for exemption from this limit. Stock options under the Incentive Plan are intended to be eligible for the performance based compensation exemption under Section 162(m).

     Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of options and other awards in connection with a change in control of TJX may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Incentive Plan, may be subject to an additional 20% federal tax and may be nondeductible to TJX.

INCENTIVE PLAN BENEFITS

     The ECC has full discretion to determine the number and amount of awards to be granted to employees under the Incentive Plan, subject to the three-year limitation on the total number of awards that may be granted to any employee. Therefore, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the Incentive Plan are not determinable at this time. The following table shows the awards that were granted to such executive officers and groups under the Incentive Plan during TJX's 2001 fiscal year.

                                                               RESTRICTED
                                                              STOCK AWARDS     STOCK OPTIONS
NAME AND POSITION                                             (# OF SHARES)    (# OF SHARES)
-----------------                                             -------------    -------------
Bernard Cammarata(1)........................................         --                 --
  Chairman
Edmond J. English(2)........................................         --            240,000
  President and Chief Executive Officer
Donald G. Campbell..........................................         --            132,000
  Executive Vice President-Finance and Chief Financial
     Officer
Richard G. Lesser...........................................         --            180,000
  Executive Vice President, Chairman of
  The Marmaxx Group
Peter A. Maich..............................................         --            108,000
  Executive Vice President,
  Group Executive
Carol M. Meyrowitz..........................................         --             84,000
  Executive Vice President,
  President of The Marmaxx Group
Executive Group.............................................         --            828,000
Non-Executive Director Group(3).............................         --             28,000
Non-Executive Officer Employee Group........................     10,000          4,321,905

---------------
(1) Mr. Cammarata did not participate in the Incentive Plan for fiscal 2001.

(2) Mr. English also received a share-based performance award under which he could earn 125,000 shares of common stock.

(3) These awards were made under the 1993 Stock Option Plan for Non-Employee Directors.

     Your Board of Directors unanimously recommends a vote FOR the approval of the amendments to the Incentive Plan.

                             SHAREHOLDER PROPOSAL 3

     Some of our shareholders have submitted the proposal set forth below that will be voted upon at the meeting if properly presented by its proponents. We will furnish the names and addresses of the shareholders submitting the proposal to any shareholder requesting such information.

SHAREHOLDER PROPOSAL

     "WHEREAS, TJX Companies, Inc. operates a wholly-owned subsidiary in Northern Ireland.

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

        1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

        2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

        3. The banning of provocative religious or political emblems from the workplace.

        4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

        5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

        6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

        7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

        8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

        9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

     RESOLVED, Shareholders request the Board of Directors to:

        1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by TJX Companies, Inc. will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns."

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO PROPOSAL NO. 3

     TJX strongly supports the efforts to eliminate employment discrimination in Northern Ireland. While we agree that fair employment practices are important to the peace process in Northern Ireland, we believe that adopting the MacBride Principles is unnecessary and potentially counter-productive for TJX.

     Our operations in Northern Ireland consist of two retail stores operated by our subsidiary T.K. Maxx. Our policy and practice in Northern Ireland and worldwide are to provide equal opportunity employment in all locations without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. In accordance with these employment policies, decisions regarding hiring, promotion and termination are based solely on experience and qualifications without regard to religious or ethnic background. Similarly, recruiting procedures are carried out to provide equal opportunity.

     We cooperate fully with ongoing legislation efforts to eliminate employment discrimination in Northern Ireland. Our T.K. Maxx operations in Northern Ireland fully adhere to the standards of the Northern Ireland Fair Employment legislation, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order of 1998. In addition, T.K. Maxx is registered with, and cooperates fully with, the Equality Commission for Northern Ireland (formerly the Fair Employment Commission).

     We are concerned that adopting the MacBride Principles may undermine these ongoing government efforts to eliminate employment discrimination in Northern Ireland and our own policies providing for equal opportunity. We also fear that the implementation of a rigid set of principles could lead to divisiveness and unfairness in the workplace. By adopting the MacBride Principles, we would become unnecessarily accountable to different sets of overlapping fair employment guidelines for Northern Ireland. These guidelines may conflict, making it difficult to determine what standard will best help us run our business in Northern Ireland fairly.

     Similar proposals on the MacBride Principles were submitted at the last two Annual Meetings of Stockholders. Your Board of Directors opposed the proposal each time, and each time it was soundly defeated. After re-examining the actions called for by the proposal, your Board of Directors continues to believe that implementation of the MacBride Principles is burdensome, unnecessary and counterproductive and, as a result, is not in the best interests of TJX or its employees in Northern Ireland.

RECOMMENDATION OF YOUR BOARD OF DIRECTORS

     Your Board of Directors unanimously recommends a vote AGAINST approval of Shareholder Proposal 3.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee of the Board of Directors, or the ECC, administers our executive compensation program. Each member of the ECC is a non-employee director. The ECC is responsible for establishing salaries and administering the incentive programs for our Chief Executive Officer, other executive officers, key associates and managers.

  Compensation Philosophy

     We have designed our compensation program based on the philosophy that all of our associates are important to our success, with our executive officers and senior executives setting the direction of our business and having overall responsibility for our results. Like other retailers, we operate in a highly competitive and difficult economic environment. Accordingly, we have structured our compensation to accomplish several goals:

        - attract and retain very talented individuals;

        - reward creativity in maximizing business opportunities; and

        - enhance shareholder value by achieving our short-term and long-term business objectives.

     The ECC implements this compensation philosophy for its executives by providing:

        - base salaries that are competitive with salaries paid by other retailers;

        - short-term incentive programs tied to defined financial measures that its executives can influence; and

        - longer term incentives to encourage strategic planning and execution.

     The ECC uses the services of outside compensation consultants to ensure that TJX's total compensation program is competitive with those offered by our major competitors and other predominantly retail companies. The ECC sets base salary and annual bonus targets at approximately the median level of salary and bonus of peer companies. In addition, the outside compensation consultants review the total compensation offered by these peer companies and use this information to assist the ECC with establishing a competitive long-term compensation strategy tied to our income goal performance.

  Base Salary

     In addition to the peer data discussed above, individual performance is considered when approving base salaries for executive officers. The ECC bases its evaluation on the achievement of corporate or divisional operating goals and subjective criteria, as well as the Chief Executive Officer's evaluation of the other executive officers. No specific weight is assigned to any particular factor. Mr. Lesser, Mr. Campbell and Ms. Meyrowitz each have multi-year employment arrangements negotiated on an arm's-length basis with the Board of Directors. During fiscal 2001, Mr. Cammarata and Mr. English each entered into new multi-year employment agreements negotiated on an arm's-length basis with the Board of Directors. In negotiating these terms, the Board considered the past and expected contributions and responsibilities of Mr. Cammarata and Mr. English, compensation paid to chairmen and chief executive officers of comparable companies and the advice of outside compensation consultants.

  Short-Term Incentives

     Our Management Incentive Plan encourages key associates and managers, including executive officers, to achieve annual performance goals tied to pre-tax income. The ECC establishes these goals early in each fiscal year. The ECC also approves bonus targets for participants in the program, including executives, based on their responsibilities. If our performance exceeds the annual goals, participants can earn up to two times their bonus based on performance above goals. If performance does not meet the annual performance goals, the participants will either not receive any bonus payments or will receive reduced payments, based on the percentage of the performance goals achieved. Mr. Cammarata did not participate in the annual bonus plan during fiscal 2001. The ECC set Mr. English's bonus target at 60% of his salary for fiscal 2001. As our performance in fiscal 2001 did not meet the target performance goals, Mr. English's bonus payment was 48% of salary.

  Long-Term Incentives

     The long-term compensation program for senior management includes performance awards granted under the Long Range Performance Incentive Plan and stock options granted under the Stock Incentive Plan.

     The Long Range Performance Incentive Plan is designed to:

        - reward executives for achieving long-term financial performance goals over a three-year period;

        - provide retention incentives for executives; and

        - tie a significant portion of an executive's total compensation to TJX's long-term performance.

     Under the plan, performance awards are paid to participants, including executive officers, if Company-wide or divisional three-year pre-tax income targets set by the ECC are met. If financial targets are not met, TJX either does not pay any performance award or pays a reduced performance award, based on the percentage of the performance targets realized. The maximum performance awards are up to 150% of the target performance awards for performance exceeding target goals. Based on performance for the fiscal 1999-2001 period, Mr. Cammarata and Mr. English earned performance awards that were 128% of their target awards.

     During fiscal 2001, Mr. English relinquished a portion of a restricted stock award for 33,333 shares that he had been granted in fiscal 2000. Instead of the relinquished shares, he was awarded a share-based performance award under which he could earn 125,000 shares of common stock.

     Stock options for our executive officers and key associates are part of our long-term incentive program and link the enhancement of shareholder value directly to their total compensation. The ECC determines the number of stock options granted based upon several factors:

        - level of responsibility;

        - expected contribution towards TJX's performance; and

        - total compensation strategy for mix of base salary, short-term incentives and long-term incentives.

     We granted all stock options in fiscal 2001 under the Incentive Plan. The exercise price of each stock option was equal to the fair market value of TJX common stock on the date the option was granted. The stock options provide value to the executive officers and key associates only when and to the extent that the fair market value of TJX common stock appreciates. During fiscal 2001, we granted options to purchase 240,000 shares of common stock to Mr. English. The Board considered the factors described above in granting these options to Mr. English.

  Section 162(m) of the Internal Revenue Code of 1986

     Awards under TJX's cash-based and stock-based incentive plans for senior officers, including the Incentive Plan, are generally intended to be able to be qualified as performance-based compensation under Section 162(m) of the Code and thus exempted from the $1,000,000 deduction limit imposed by that provision. We take into account the provisions of Section 162(m) in making awards but retain the discretion to make awards that do not qualify for exemption.

                                            Executive Compensation Committee

                                            Robert F. Shapiro, Chairman
                                            Dennis F. Hightower
                                            John M. Nelson, ex-officio
                                            John F. O'Brien
                                            Willow B. Shire

SUMMARY COMPENSATION TABLE

     The following table provides information concerning compensation for TJX's Chairman (who served as Chief Executive Officer for part of the year), Chief Executive Officer and the four other most highly-paid executive officers.

                                              ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                     --------------------------------------   ------------------------------------
                                                                                  AWARDS GRANTED         PAYOUTS
                                                                              -----------------------   ----------
                                                                              RESTRICTED                LONG-TERM
                                                               OTHER ANNUAL     STOCK      SECURITIES   INCENTIVE     ALL OTHER
         NAME AND           FISCAL                             COMPENSATION     AWARDS     UNDERLYING      PLAN      COMPENSATION
  PRINCIPAL POSITION(1)      YEAR      SALARY      BONUS(2)        (3)           ($)        OPTIONS      PAYOUTS         (4)
  ---------------------     ------   ----------   ----------   ------------   ----------   ----------   ----------   ------------
Bernard Cammarata            2001    $  569,231           --     $ 7,752             --           0     $1,071,420    $    5,066
  Chairman                   2000    $1,200,000   $1,163,070     $ 7,294             --     225,000     $1,197,000    $  267,718
                             1999    $1,200,000   $2,174,181     $36,617             --     225,000     $        0    $1,528,269
Edmond J. English            2001    $  768,269   $  370,337     $ 5,990             --     240,000     $  204,080    $    5,066
  President and Chief        2000    $  540,385   $  340,099     $ 5,529       $487,510     100,000     $   60,000    $    5,316
  Executive Officer          1999    $  333,654   $  254,685     $ 5,216             --      40,000     $   50,000    $    5,716
Donald G. Campbell           2001    $  651,539   $  261,723     $ 5,765             --     132,000     $  382,650    $    5,066
  Executive Vice
    President-               2000    $  618,558   $  359,713     $ 5,617             --      90,000     $  399,000    $    5,316
  Finance and Chief          1999    $  583,558   $  688,491     $ 5,059             --      75,000     $  393,750    $    5,716
  Financial Officer
Richard G. Lesser            2001    $1,000,000   $  482,040     $ 8,294             --     180,000     $  631,373    $  741,706
  Executive Vice
    President,               2000    $  967,308   $  750,031     $ 7,499             --     125,000     $  705,375    $  110,614
  Chairman of The Marmaxx    1999    $  900,000   $1,304,508     $ 7,294             --           0     $  660,000    $    5,716
  Group
Peter Maich                  2001    $  615,000   $  222,341     $ 6,500             --     108,000     $  333,840    $    5,066
  Executive Vice
  President, Group
  Executive
Carol Meyrowitz              2001    $  525,000   $  179,196     $ 7,647             --      84,000     $  208,650    $    5,066
  Executive Vice
    President,
  President of
  The Marmaxx Group

---------------
(1) Mr. Cammarata was Chief Executive Officer of TJX until April 2000, when Mr. English was named Chief Executive Officer. As of January 2001, Mr. Lesser became Chairman of The Marmaxx Group and Ms. Meyrowitz became President of The Marmaxx Group.

(2) Bonus consists of amounts paid pursuant to the Management Incentive Plan and for fiscal 1999 also include special deferred performance cash awards to Mr. Cammarata ($500,000), Mr. Lesser ($300,000) and Mr. Campbell ($200,000).

(3) Other Annual Compensation consists of tax reimbursements associated with car allowances and for Mr. Cammarata for fiscal 1999 also includes $29,323 for tax reimbursements associated with costs incurred in negotiation of his employment agreement.

(4) All Other Compensation for Mr. Cammarata for fiscal 2000 includes a $262,402 contract payment based on option share value. Such compensation for fiscal 1999 includes a $1,260,000 deferred cash replacement award under the Long Range Performance Incentive Plan and a $262,553 contract payment based on option share value. All Other Compensation for Mr. Lesser includes $105,298 for fiscal 2000 and $736,640 for fiscal 2001 paid under the Supplemental Executive Retirement Plan.

     All Other Compensation includes company contributions to TJX's General Savings/Profit Sharing Plan of $2,550 for calendar 2000 for each of the executives and $2,800 for calendar 1999 and $3,200 for calendar 1998 for the accounts of Mr. Cammarata, Mr. Lesser, Mr. English and Mr. Campbell and company-paid amounts for life insurance in the amount of $2,516 for each of fiscal 2000 and 1999 for each of Mr. Cammarata, Mr. Lesser, Mr. English and Mr. Campbell and $2,516 for fiscal 2001 for each of the named executives.

OPTION GRANTS IN FISCAL 2001

     The following table reports stock option grants awarded between January 29, 2000 and January 27, 2001 to the named executive officers:

                                                       INDIVIDUAL GRANTS
                                 --------------------------------------------------------------
                                   NUMBER OF        PERCENT OF
                                  SECURITIES      TOTAL OPTIONS      EXERCISE OR
                                  UNDERLYING        GRANTED TO        BASE PRICE
                                    OPTIONS        EMPLOYEES IN          (PER        EXPIRATION
             NAME                 GRANTED(1)       FISCAL YEAR        SHARE)(1)         DATE
             ----                -------------   ----------------   --------------   ----------
Edmond J. English..............       240,000          4.7%            $20.7500        9/05/10
Donald G. Campbell.............       132,000          2.6%            $20.7500        9/05/10
Richard G. Lesser..............       180,000          3.5%            $20.7500        9/05/10
Peter M. Maich.................       108,000          2.1%            $20.7500        9/05/10
Carol M. Meyrowitz.............        84,000          1.6%            $20.7500        9/05/10
-----------------------------------------------------------------------------------------------
All Optionees(3)...............     5,149,905          100%            $20.7500        9/05/10
All Shareholders(4)............   280,378,675
Optionee Gains as % of All
  Shareholders Gain............


                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                 ANNUAL RATES OF STOCK PRICE APPRECIATION
                                            FOR OPTION TERM(2)
                                 ----------------------------------------
             NAME                 0%          5%                10%
             ----                ----   ---------------   ---------------
Edmond J. English..............  $ 0    $    3,131,904    $    7,936,848
Donald G. Campbell.............  $ 0    $    1,722,547    $    4,365,266
Richard G. Lesser..............  $ 0    $    2,348,928    $    5,952,636
Peter M. Maich.................  $ 0    $    1,409,357    $    3,571,582
Carol M. Meyrowitz.............  $ 0    $    1,096,166    $    2,777,897
-----------------------------------------------------------------------------------------
All Optionees(3)...............  $ 0    $   67,204,200    $  170,308,388
All Shareholders(4)............  $ 0    $3,658,829,557    $9,272,178,858
Optionee Gains as % of All
  Shareholders Gain............                   1.8%              1.8%

---------------
(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years, beginning on the first anniversary of the grant date. In the case of Mr. Lesser, 150,000 shares vest on February 1, 2002. All options vest upon a change of control.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of TJX's stock price at the end of ten years.

(3) Mr. Cammarata did not receive a stock option award for fiscal 2001. The All Optionees example assumes the average price per share of all options granted during fiscal 2001 ($20.75) for a ten-year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten-year term used in the All Optionees example and is based on the number of shares outstanding on January 27, 2001 of 280,378,675 but does not reflect dividends which may be received during the period shown.

AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL 2001 YEAR-END OPTION
VALUES

     The following table provides information on option exercises in fiscal 2001 by the following executive officers and the value of such officers' unexercised options as of January 27, 2001:

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED
                                                            OPTIONS AT FISCAL YEAR-END         VALUE OF UNEXERCISED
                              SHARES                     --------------------------------      IN-THE-MONEY OPTIONS
                             ACQUIRED                                                          AT FISCAL YEAR-END(1)
                           ON EXERCISE        VALUE        EXERCISABLE     UNEXERCISABLE    ---------------------------
          NAME            (# OF SHARES)     REALIZED      (# OF SHARES)    (# OF SHARES)    EXERCISABLE   UNEXERCISABLE
          ----            --------------   -----------   ---------------   --------------   -----------   -------------
Bernard Cammarata.......    1,000,000      $16,905,059      1,525,000         225,000       $25,742,173    $   801,563
Edmond J. English.......            0      $         0         99,980         319,980       $   935,166    $ 2,479,879
Donald G. Campbell......       80,000      $ 1,583,746        180,000         217,000       $ 2,044,370    $ 1,540,063
Richard G. Lesser.......       98,640      $ 1,839,155         41,670         763,330       $    44,274    $10,934,788
Peter A. Maich..........       90,000      $ 1,788,747        143,340         174,660       $ 1,634,795    $ 1,253,576
Carol M. Meyrowitz......            0      $         0         16,670         117,330       $    17,712    $   838,663

---------------
(1) The value of unexercised in-the-money options was calculated based on the closing price of TJX's common stock as of January 27, 2001, the last day of the fiscal year, $30.31, less the exercise price of the options.

LONG RANGE PERFORMANCE INCENTIVE PLAN AWARDS IN FISCAL 2001

     We have a Long Range Performance Incentive Plan. For each three-year period, the ECC sets target awards and performance goals. Performance goals tied to pre-tax income are based on company-wide goals for corporate officers and on divisional goals for divisional officers. If the three-year performance goals are met in whole or in part or exceeded, up to 150% of the target award will be paid in cash. The following table describes the awards granted to the named executive officers under TJX's Long Range Performance Incentive Plan during fiscal 2001.

                                                                           ESTIMATED FUTURE PAYOUTS
                                                                       UNDER NON-STOCK PRICE-BASED PLAN
                                                       PERFORMANCE    ----------------------------------
                                                       PERIOD UNTIL   THRESHOLD     TARGET      MAXIMUM
                        NAME                              PAYOUT         ($)          ($)         ($)
                        ----                           ------------   ----------   ---------   ---------
Bernard Cammarata(1).................................          --         --             --          --
Edmond J. English....................................   2001-2003         $0       $440,000    $660,000
Donald G. Campbell...................................   2001-2003         $0       $330,000    $495,000
Richard G. Lesser....................................   2001-2003         $0       $550,000    $825,000
Peter A. Maich.......................................   2001-2003         $0       $280,000    $420,000
Carol M. Meyrowitz...................................   2001-2003         $0       $240,000    $360,000

---------------
(1) Mr. Cammarata no longer receives awards in the Long Range Performance Incentive Plan.

RETIREMENT PLANS

     We have in effect a tax-qualified defined benefit plan, or "Retirement Plan," for all eligible employees and a Supplemental Executive Retirement Plan, or "SERP," for some of our key employees, including all the named executive officers except Mr. Cammarata. The executive officers are also eligible to participate in our Executive Savings Plan, which is a non-qualified deferred compensation plan intended to supplement the executive officers savings under TJX's 401(k) plan, or "Savings/Profit Sharing Plan." Executive officers who are eligible for the SERP are not entitled to Company credits under the Executive Savings Plan. Benefits payable under the SERP are reduced by benefits received under the Retirement Plan, primary Social Security benefits, and benefits associated with Company contributions under the Savings/Profit Sharing Plan. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS
                       FOR YEARS OF SERVICE INDICATED(2)
     AVERAGE         --------------------------------------
ANNUAL EARNINGS(1)   10 YEARS   15 YEARS   20 YEARS OR MORE
------------------   --------   --------   ----------------
    $ 100,000        $ 25,000   $ 37,500       $ 50,000
      150,000          37,500     56,250         75,000
      200,000          50,000     75,000        100,000
      300,000          75,000    112,500        150,000
      400,000         100,000    150,000        200,000
      500,000         125,000    187,500        250,000
      600,000         150,000    225,000        300,000
      800,000         200,000    300,000        400,000
    1,000,000         250,000    375,000        500,000
    1,200,000         300,000    450,000        600,000
    1,400,000         350,000    525,000        700,000
    1,600,000         400,000    600,000        800,000

---------------
(1) Average Annual Earnings includes salary and short-term bonuses and is based on the highest compensation during five of the last ten years of employment.

(2) As of January 27, 2001, the years of service for the following executive officers under SERP are as follows: Mr. Lesser, 26 years; Mr. Campbell, 27 years; Mr. English, 18 years; Mr. Maich, 16 years; and Ms. Meyrowitz, 15 years. In fiscal 2000 Mr. Cammarata agreed with TJX to waive all his rights to participate in SERP and Mr. Lesser agreed with TJX to a partial waiver of his rights to participate in SERP. In connection with those waivers, TJX agreed to pay premiums under insurance policies on the lives of each of Mr. Cammarata and Mr. Lesser. TJX has the right to reimbursement of its total premium payments on each policy after fifteen years or upon Mr. Cammarata's or Mr. Lesser's death, as the case may be, if earlier. The after-tax cost to TJX of these insurance arrangements has been estimated to be substantially equivalent on a present value basis to its after-tax savings attributable to Mr. Cammarata's and Mr. Lesser's waiver of SERP rights. In fiscal 2001, TJX's reimbursable annual premium under the policy for Mr. Cammarata was $1,862,124 and under the policy for Mr. Lesser was $275,661.

EMPLOYMENT AGREEMENTS

     Under Mr. Cammarata's employment agreement, he serves as Chairman of the Board until the date of the annual stockholder meeting in 2003. Mr. Cammarata has agreed to a three-year non-competition period following voluntary termination of employment. Mr. Cammarata's annual base salary under the agreement is $400,000 per year. During his employment, Mr. Cammarata will be eligible for the benefits generally available to executives other than the Management Incentive Plan, Long Range Performance Incentive Plan, employer credits under TJX's Executive Savings Plan, and awards under the Incentive Plan. Awards previously granted to Mr. Cammarata under these programs will continue in accordance with their terms. If his employment period ends prior to the end of its term by reason of death, disability, incapacity, or termination by TJX other than for cause, or is terminated by Mr. Cammarata following specified Company actions, Mr. Cammarata would receive base salary and specified benefits for the balance of the contract period or for twelve months, if longer, with any salary continuation after twelve months subject to reduction for other employment earnings. He would also be entitled to a prorated payment of outstanding Long Range Performance Incentive Plan awards. If Mr. Cammarata is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the agreement, he would be entitled to continuation of base salary and some benefits until the date of the annual stockholder meeting in 2004. In the event of a change of control, Mr. Cammarata would be entitled to receive his maximum Long Range Performance Incentive Plan payment under any award cycles not yet completed and would no longer be subject to non-competition undertakings. In the event of a change of control followed by termination of employment resulting from a change of control termination, instead of the severance benefits described above, Mr. Cammarata would be entitled to a payment equal to two times salary and, for up to two years, some continued benefits. We would also be obligated to pay all legal fees and expenses reasonably incurred by Mr. Cammarata in seeking enforcement of contractual rights following a change of control.

     Under Mr. English's employment agreement, he serves as President and Chief Executive Officer of TJX until the annual stockholder meeting in 2003. He has agreed to a two-year non-competition period following voluntary termination of employment. Under his agreement, Mr. English will receive a base salary of not less than $800,000 and will be entitled to annual awards under the Management Incentive Plan and Long Range Performance Incentive Plan as well as participation in stock option grants at a level of not less than 100,000 options annually. Under the agreement, Mr. English is fully vested in his accrued SERP benefit and will be entitled to participate in other executive benefit programs. If the employment period ends prior to the end of its term by reason of death, disability, incapacity, or termination by TJX other than for cause, or is terminated by Mr. English following some TJX actions, Mr. English would receive base salary and specified benefits for the balance of the contract period or for twelve months if longer, with any salary continuation after twelve months subject to reduction for other employment earnings. He would also be entitled to a prorated payment of outstanding Management Incentive Plan and Long Range Performance Incentive Plan awards. If Mr. English is not offered service in a capacity agreeable to him and on mutually satisfactory terms following the expiration of the agreement, he would be entitled to continuation of base salary and specified benefits for one year. In the event of a change of control, Mr. English would be entitled to receive his maximum Long Range Performance Incentive Plan award under any award cycles not yet completed, plus his target award and a prorated award for Management Incentive Plan for the year of the change of control. Also, Mr. English would no longer be subject to non-competition undertakings. In the event of a change of control followed by termination of employment resulting from a change of control termination, instead of the severance benefits described above, Mr. English would be entitled to a payment equal to two times salary plus the present value of SERP benefits. For up to two years following termination TJX would also be obligated to provide continued benefits. We would also be obligated to pay all legal fees and expenses reasonably incurred by Mr. English in seeking enforcement of contractual rights following a change of control.

     Mr. Lesser, Mr. Campbell and Ms. Meyrowitz have employment arrangements with TJX, including a non-competition undertaking following voluntary termination of employment. In each case the executive is entitled to base salary and participation in TJX's specified benefit programs, including the Management Incentive Plan and the Long Range Performance Incentive Plan. (In Mr. Lesser's case, his target and maximum award opportunities under the Long Range Performance Incentive Plan for the fiscal 2002-2004 award cycle are based on a percentage of a deemed annual salary rate of $1,000,000, although Mr. Lesser's actual rate of base salary for periods after fiscal 2001 is $500,000.) If employment terminates by reason of death, disability, incapacity or termination by TJX other than for cause, the executive will be entitled to continuation of base salary and health and similar benefits for defined periods, payment of some Management Incentive Plan and deferred compensation awards, and a portion of any Long Range Performance Incentive Plan target award. In the event of a change of control, the executive would vest in his or her options. (In Ms. Meyrowitz's case, most change of control benefits are provided pursuant to a separate agreement.) The executive would also no longer be subject to non-competition undertakings. If a change of control were followed by termination of employment resulting from a change of control termination, in lieu of the severance benefits described above, the executive would be entitled to receive a payment equal to two times base salary plus the present value of remaining SERP benefits. For up to two years following termination TJX would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. We would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control.

     If change of control payments and benefits to any of Mr. Cammarata, Mr. English, Mr. Lesser, Mr. Campbell and Ms. Meyrowitz were sufficient to result in an excise tax under the so-called "golden parachute" provisions of the Code, we would be obligated to pay the executive a tax gross-up payment.

     In addition to the salary and other benefits described above, Mr. Campbell was awarded 70,000 shares of performance-based restricted stock that are scheduled to vest (subject to satisfaction of the performance requirements) annually over three years beginning in April 2002 and an additional 30,000 shares of restricted stock that are scheduled to vest annually over three years beginning January 2002, with the unvested shares in each case subject to acceleration of vesting or forfeiture in some circumstances upon termination of employment. Ms. Meyrowitz holds 48,980 shares of restricted stock, awarded in 1999, that pursuant to an amendment of the vesting schedule became vested as to 18,368 shares in March 2001 and are scheduled to vest as to an additional 18,367 shares in May 2002 and 12,245 shares in May 2003, subject to acceleration of vesting or the forfeiture of unvested shares in some circumstances upon termination of employment.

TRUST AGREEMENTS

     We have entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of our various benefit plans, employment agreements and other employment arrangements as we specify from time to time. To the extent not already irrevocable, the trusts would become irrevocable upon a change of control of TJX. We may make contributions to the trusts from time to time, and additional funding could be required upon a change of control. To the extent funded, the trusts are to be used, subject to their terms and to the claims of our general creditors in specified circumstances, to make payments under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by us.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at our request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TJX, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by TJX's Certificate of Incorporation and by Delaware law.

                               PERFORMANCE GRAPH

     The line graph below compares the cumulative performance of TJX's common stock with the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of TJX's fiscal year for which index data is readily available for each year in the five-year period ending January 27, 2001. The graph assumes that $100 was invested on January 27, 1996 in each of TJX's common stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested.


                                                                                                            DOW JONES APPAREL
                                                 THE TJX COMPANIES, INC.             S&P 500                 RETAILERS INDEX
                                                 -----------------------             -------                -----------------
Base Year                                                100.00                      100.00                      100.00
1997                                                     220.49                      126.34                      128.08
1998                                                     364.68                      160.34                      201.39
1999                                                     639.83                      212.44                      339.31
2000                                                     354.82                      234.41                      301.64
2001                                                     664.36                      232.30                      344.46

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed PricewaterhouseCoopers LLP to examine TJX's financial statements for the fiscal year ending January 26, 2002. PricewaterhouseCoopers LLP has served as our auditors since 1962. We expect representatives of PricewaterhouseCoopers LLP to be present at the annual meeting. They will have an opportunity to make a statement at the annual meeting, if they so desire, and to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     A stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 28, 2001.

     A stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide notice of the proposal to us not later than March 7, 2002. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws describe the requirements for submitting proposals.

                                 OTHER MATTERS

     Management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

     We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $7,500, plus expenses. Our officers and employees may also assist in soliciting proxies in those manners.

                                   EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                       OF
                            THE TJX COMPANIES, INC.

     I. Composition of the Audit Committee. The Audit Committee shall consist of not less than three members appointed by the Board of Directors who shall satisfy the independence and experience requirements of the New York Stock Exchange.

     II. Responsibilities and Powers of the Audit Committee. The responsibilities and powers of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by:

     - reviewing and discussing with management and the independent auditor the quarterly and annual financial statements of the Company, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

     - reviewing and discussing with management, the internal audit group and the independent auditor the Company's system of internal control and its accounting practices;

     - overseeing the internal and external audit process, including the scope and implementation of the annual audit;

     - reviewing systems relating to compliance with laws, rules, regulations and Company policies;

     - evaluating and recommending the selection of, and, where deemed appropriate, the replacement of, the independent auditor;

     - obtaining formal written reports periodically from the outside auditor regarding the auditor's independence, including a delineation of all relationships between the auditor and the Company, discussing with the outside auditor any disclosed relationships or services that may impact the objectivity and independence of the outside auditor, and if so determined by the Audit Committee, recommending that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor;

     - preparing a report for inclusion in the Company's annual proxy statement that describes the Audit Committee's composition and responsibilities and how they were discharged;

     - reviewing and reassessing the adequacy of this charter annually and submitting it to the Board of Directors for approval; and

     - reviewing such other matters that the Board of Directors or the Audit Committee shall deem appropriate.

     The independent auditors of the Company shall be ultimately accountable to the Board of Directors, as assisted by the Audit Committee. The Board of Directors, with the assistance of the Audit Committee, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

     III. Meetings of the Audit Committee. The Audit Committee shall hold regularly scheduled meetings each year. Any member of the Audit Committee may call a meeting of the Audit Committee upon due notice to each other member. Any action of the Audit Committee shall be taken by the affirmative vote of a majority of the members. Any action of the Audit Committee may be taken without a meeting if all members of the Audit Committee consent thereto in writing. The Audit Committee shall report regularly to the Board of Directors. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Audit Committee to assure compliance with laws, regulations or any internal rules of the Company.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

--------------------------------------------------------------------------------
                             THE TJX COMPANIES, INC.
--------------------------------------------------------------------------------

Mark box at right if you have noted an address change or comments on the reverse
side of this card.                                                           [ ]

CONTROL NUMBER:
RECORD DATE SHARES:



                                                            --------------------
Please be sure to sign and date this Proxy.                 Date
--------------------------------------------------------------------------------

-----Stockholder sign here-------------------------------Co-owner sign here-----


--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2
--------------------------------------------------------------------------------

1. Election of Directors

   (01) GARY L. CRITTENDEN              For All        With-          For All
   (02) EDMOND J. ENGLISH               Nominees       hold           Except
   (03) RICHARD G. LESSER                 [ ]           [ ]             [ ]

   NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

2. Amendment to Stock Incentive Plan.        For       Against        Abstain
                                             [ ]         [ ]            [ ]
----------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
AGAINST PROPOSAL 3.
----------------------------------------

3. Shareholder Proposal regarding            For       Against        Abstain
   implementation of the MacBride            [ ]         [ ]            [ ]
   Principles.


DETACH CARD                                                          DETACH CARD

                            THE TJX COMPANIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return it in the enclosed postage paid envelope.

Proxy cards must be received prior to the Annual Meeting of Stockholders, June 5, 2001.

Thank you in advance for your prompt consideration of these matters.

                            THE TJX COMPANIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 5, 2001

The undersigned hereby appoints DONALD G. CAMPBELL, EDMOND J. ENGLISH and JAY H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at FleetBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, June 5, 2001 at 11:00 a.m., and any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

--------------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

-----------------------------------          -----------------------------------

-----------------------------------          -----------------------------------

-----------------------------------          -----------------------------------